Exhibit 99.1

ISC8 Announces New Streamlined Capital Structure
Company Raises Equity Capital, Reduces Debt

COSTA MESA, CALIFORNIA – November 5, 2013 – ISC8® Inc. (OTCBB:ISCI), (“ISC8” or the “Company”), a provider of intelligent cybersecurity solutions, today announced that on November 1, 2013, it raised an additional $5.14 million, exchanged more than $35 million of debt, and substantially changed its capital structure to benefit shareholders and management.

“This financing and recapitalization are important developments for ISC8,” noted ISC8 Chairman Bob Wilson. “We have raised funds, significantly reduced debt, incentivized management and simplified the capital structure to produce a balance sheet that should be more attractive to ISC8’s investors, customers and employees. By taking these actions, we are now in a better position to execute on the Company’s strategic vision.”

Wilson continued, “These key events will allow us to move forward in closing sales and advancing our product road map.  This is a vital step on our path toward building ISC8 into a key player in the cybersecurity marketplace.”

In a transaction that closed November 1, 2013, the Company raised $5.14 million by issuing 514 shares of its newly created Series D Convertible Preferred Stock (“Series D Preferred”). Each share of the Series D Preferred has a face value of $10,000; does not pay a dividend; and is convertible into 238,095 shares of the Company’s common stock (reflecting a conversion ratio of $0.042 per share). As additional consideration for the purchase of each share of Series D Preferred, purchasers also received a one-year warrant to buy 59,523 shares of the Company’s common stock for $0.084 per share.

In connection with these transactions, certain holders of approximately $14.4 million of the Company’s Junior Subordinated Convertible Notes have agreed to forgive this debt in exchange for approximately 100 million restricted stock units, which vest if the daily closing price on the Company’s common stock meets or exceeds $0.143 per share. Additionally, certain holders of approximately $21.3 million of the Company’s senior debt have agreed to convert such debt into the Series D Preferred offering, receiving approximately 2,129 shares of Series D Preferred along with warrants to purchase approximately 127 million additional shares of the Company’s common stock at $0.084 per share.

Also as a result of the Series D offering, the Company made significant modifications to its Loan and Security Agreement with Partners for Growth (“PFG”), updating loan covenants and extending the maturity date under the Loan Agreement to December 13, 2014.  In return, ISC8 has made a $2 million repayment on the loan and has agreed to deposit $500,000 with PFG as collateral for the loan.  PFG also purchased shares of the Company’s Series D Preferred and modified its Guaranty Agreement with the Company.

To better align employee incentives under the new capital structure, the Company has cancelled prior employee incentive stock options and has issued approximately 145 million new shares with a strike price of $0.042 per share.

The Series D offering was conducted by San Francisco-based Griffin Partners, LLC, an advisor and affiliated investor of the Company. Further details of the Series D offering, including an Investor Rights Agreement and Voting Agreement changing the size and make-up of the Company’s Board of Directors, are included in an 8K filed with the SEC.

About ISC8

ISC8 is actively engaged in the development and sale of intelligent cybersecurity solutions for commercial and government environments worldwide. ISC8’s Cyber products are aimed at detecting next-generation malware and Advanced Persistent Threats (APTs), providing real-time Big Data security analytics to identify perpetrators and to prevent critical data loss. ISC8 provides hardware, software and service offerings for Malware Threat Detection. ISC8 is a global company with offices in Europe, Middle East and Asia Pacific. For more information about ISC8, visit www.isc8.com.

ISC8 Statement Under the Private Securities Litigation Reform Act

This release may contain information about future expectations, plans and prospects of ISC8's management that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, competitive forces, general economic, market or business conditions, the effects of any attempts to intentionally disrupt our services or network by hackers or others, changes in ISC8's technologies such that they are no longer inter-operable, failure of customers to adopt, or delays in their adoption of, ISC8 products or services discussed above, and other factors, most of which are beyond ISC8's control, as well as those discussed in the Company's Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC. Except as required by law, we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

ISC8 Media Relations Director of Marketing Suzanne Yaeger 214.234.9338 x8116 press@isc8.com www.isc8.com	Calysto Communications Lizbeth Dison 404.266.2060, x519 ldison@calysto.com
ISC8 Investor Relations Chief Financial Officer John Vong 714-444-8753 jvong@isc8.com